UTI Appoints Scott Yessner as Interim Chief Financial Officer

SCOTTSDALE, ARIZ. - May 14, 2018 - Universal Technical Institute, Inc. (NYSE: UTI), announced that effective today Scott Yessner assumed the role of interim chief financial officer of the company and will report to UTI’s President and CEO Kim McWaters.

Yessner succeeds Bryce Peterson, who has left the company by mutual agreement to pursue other interests. Peterson’s departure was not the result of any dispute or disagreement with our company on any matter relating to our company’s accounting practices or financial statements, and he will be available to assist with the transition.

Yessner will serve as the company's principal financial officer and principal accounting officer until a permanent chief financial officer is appointed. Yessner will provide his services through an agreement between the Company and Tatum, a professional services company.
“We thank Bryce for his many contributions to UTI, in particular the successful implementation of our Financial Improvement Plan last year. We wish him well in his future endeavors and appreciate his support during this time of transition,” said McWaters. “We are pleased Scott is bringing his relevant experience and expertise as interim CFO at this important and transformative time for our business.”
Scott Yessner
Yessner has a strong financial services background and brings nearly 20 years of financial experience. With Tatum, a Ranstad company, he currently leads a consulting practice that specializes in helping publicly traded companies generate earnings and value transformation through strategy, business re-engineering and corporate development. Previously, Yessner was group CFO, Wealth and Corporate Banking with MUFG Union Bank and had CFO executive responsibility for accounting, SEC and regulatory reporting, treasury, strategy/M&A, FP&A, capital/external stakeholder management and governance. In addition, he was group CFO for Wells Fargo Advisors / Wachovia Securities. He has also held financial leadership roles at Jackson National Life Insurance Company, The Balance Sheet Company and Countrywide Financial Corporation. He holds a Bachelor of Economics degree from the University of California, Los Angeles and is a certified public accountant.

About Universal Technical Institute, Inc.
With more than 200,000 graduates in its 52-year history, Universal Technical Institute, Inc. (NYSE: UTI) is the nation’s leading provider of technical training for automotive, diesel, collision repair, motorcycle and marine technicians, and offers welding technology and computer numerical control (CNC) machining programs. The company has built partnerships with industry leaders, outfits its state-of-the-industry facilities with current technology, and delivers training that is aligned with employer needs. Through its network of 12 campuses nationwide, UTI offers post-secondary programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NASCAR Tech). The company is headquartered in Scottsdale, Arizona. For more information, visit uti.edu.

Contact:
Jody Kent
(623) 445-0872
jkent@uti.edu

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